Exhibit 8.3

CARTER, LEDYARD & MILBURN
Counsellors at Law

570 Lexington Avenue New York, NY 10022-6837 (212) 371-2720	2 Wall Street New York, NY 10005-2072 • Tel (212) 732-3200 Fax (212) 732-3232	1401 Eye Street, N.W. Washington, DC 20005 (202) 898-1515

December 9, 2002

Paramount Energy Trust
500, 630 4th Avenue S.W.
Calgary, Alberta T2P 0J9
CANADA

Re:	Paramount Energy Trust Registration Statement on Form F-1
(Registration No. 333-98233)

Ladies and Gentlemen:

     We have acted as United States counsel for Paramount Energy Trust (“PET”), an unincorporated trust established under the laws of Alberta, in connection with the preparation and filing under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form F-1 (Registration No. 333-98233) as amended by Amendments No. 1 and No. 2 thereto (the “Registration Statement”). The Registration Statement relates to the proposed distribution by Paramount Resources Ltd. (“PRL”) to the holders of its common shares, as a dividend-in-kind, of trust units of PET (“Trust Units”) and the issuance by PET to its Unitholders of rights to subscribe for Trust Units. Capitalized terms herein have the same meanings given to them in the Preliminary Prospectus constituting a part of the Registration Statement (the “Prospectus”).

     We have examined the Prospectus and originals or copies, certified or otherwise identified to our satisfaction, of all such agreements, certificates and other statements of corporate officers and other representatives of the PRL, PET, POT and the Administrator, including the statements contained in the officers’ certificate dated November 2, 2002 and delivered to Carter, Ledyard & Milburn, and such other documents as we have deemed necessary to form a basis for this opinion. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, when relevant facts material to our opinion were not independently established by us, relied, to the extent we deemed such reliance proper, upon written or oral statements of officers and other representatives of PRL, PET, POT and the Administrator.

     Based on and subject to the foregoing, we advise you that the material under the caption “Material United States Federal Income Tax Considerations” in the Prospectus expresses our opinion of the material United States federal income tax considerations that generally will apply under currently applicable law to the distribution of the Dividend Units and the issuance of the Rights.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Material United States Federal Income Tax Considerations” and “Legal Matters” in the said Prospectus. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Carter, Ledyard & Milburn